1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Patrick E. Beans
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
THIRD QUARTER AND YEAR-TO-DATE 2009 RESULTS

Total Contract Value Reaches $61 Million Driven by Strong New Sales

LINCOLN, Nebraska (November 3, 2009) — National Research Corporation (NASDAQ:NRCI) today announced results for the third quarter 2009.

•	Quarterly revenue $13.5 million
•	Quarterly operating income $3.3 million
•	Quarterly earnings per share $0.30
•	Quarterly net new contracts $3.0 million
•	Year-to-date growth: revenue up 13%, operating income up 15%, diluted earnings per share up 15%, EBITDA up 20%

Commenting on the third quarter results, Michael D. Hays, president and chief executive officer of National Research Corporation, said, “Even though we are not yet hitting on all cylinders, net new contracts for the third quarter almost equaled the entire first half of 2009.  With this renewed wind at our back, several new products, and added leadership depth, we should be set up for a strong fourth quarter and finish for the year.”

Revenue for the quarter ended September 30, 2009, was $13.5 million, virtually even with the same period in 2008.  Net income for the third quarter was $2.0 million, or $0.30 basic and diluted earnings per share, compared with net income of $2.0 million, or $0.30 basic and $0.29 diluted earnings per share, in the prior year period.  Operating income increased 4% to $3.3 million for the quarter ended September 30, 2009, compared to $3.2 million for the same period in 2008.

Revenue for the first nine months of 2009 increased 13% to $43.9 million, compared to $38.8 million for the same period in 2008.  Net income for the first nine months of 2009 increased 13% to $6.3 million, resulting in $0.94 basic and $0.93 diluted earnings per share, up 13% and 15%, respectively, over the same period in 2008.

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NRCI Announces Third Quarter 2009 Results

November 3, 2009

In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “Achieving our stated goal of 15% net income for the quarter on flat revenue shows a real commitment to the margins.  Margin expansion is also evident when comparing our 20% EBITDA growth year-over-year to revenue growth of 13%.”

NATIONAL RESEARCH CORPORATION
Reconciliation of Consolidated Net Earnings to Consolidated EBITDA (Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2009	2008

Net income	$6,253	$5,550
Provision for income taxes	3,675	3,390
Total other (income) expense	445	76
Depreciation and amortization	2,902	2,003
EBITDA	$13,275	$11,019

We define EBITDA as net income excluding provision for income taxes, total other (income) expenses (which is primarily interest expense, interest income and changes in foreign currency exchange rates), depreciation and amortization.  EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States.  EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies.

A listen-only simulcast of National Research Corporation’s 2009 third quarter conference call will be available online at www.earnings.com on November 4, 2009, beginning at 11:00 a.m. Eastern time.  The online replay will follow approximately one hour later and continue for 30 days.

National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Third Quarter 2009 Results

November 3, 2009

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue	$13,517	$13,469	$43,850	$38,824

Operating expenses:
Direct expenses	5,446	6,598	19,027	17,845
Selling, general and administrative	3,872	3,053	11,548	9,960
Depreciation and amortization	901	661	2,902	2,003
Total operating expenses	10,219	10,312	33,477	29,808

Operating income	3,298	3,157	10,373	9,016

Other income (expense):
Interest income	--	6	1	33
Interest expense	(91)	(21)	(314)	(118)
Other, net	(75)	29	(132)	9

Total other income (expense)	(166)	14	(445)	(76)

Income before income taxes	3,132	3,171	9,928	8,940
Provision for income taxes	1,138	1,205	3,675	3,390

Net income	$1,994	$1,966	$6,253	$5,550

Net income per share, basic	$0.30	$0.30	$0.94	$0.83
Net income per share, diluted	$0.30	$0.29	$0.93	$0.81

Weighted average shares outstanding:
Basic	6,637	6,644	6,636	6,699
Diluted	6,735	6,803	6,723	6,845

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NRCI Announces Third Quarter 2009 Results

November 3, 2009

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Sep. 30,	Dec. 31,
	2009	2008
ASSETS

Current Assets:
Cash and cash equivalents	$1,460	$1,109
Accounts receivable, net	8,385	6,531
Income taxes recoverable	1,109	574
Other current assets	2,370	2,225
Total current assets	13,324	10,439

Net property and equipment	14,233	13,747
Other, net	46,849	47,959

Total Assets	$74,406	$72,145

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$1,851	$2,208
Deferred revenue	14,538	12,926
Accrued compensation	2,086	1,375
Notes payable	765	4,581
Total current liabilities	19,240	21,090

Non-current liabilities	12,595	12,457

Total Liabilities	31,835	33,547

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; issued 8,016,021 in 2009 and 8,019,922 in 2008; outstanding 6,660,298 in 2009 and 6,667,517 in 2008	8	8
Additional paid-in capital	27,635	27,217
Retained earnings	36,734	33,677
Accumulated other comprehensive income (loss)	571	(6)
Treasury stock	(22,377)	(22,298)
Total shareholders’ equity	42,571	38,598
Total liabilities and shareholders’ equity	$74,406	$72,145

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